Exhibit 10.3

Form of Cigna Long-Term Incentive Plan:  Nonqualified Stock Option Grant Agreement

Cigna Corporation (“Cigna”) has granted you the option to purchase the number of shares of Cigna Common Stock set forth below in this Option Grant Agreement (“Option Grant”) under the Cigna Long-Term Incentive Plan (“Plan”).  The date of your Option Grant (“Grant Date”), the dates on which your Option Grant is scheduled to vest (“Vesting Dates”) and the date on which it is scheduled to expire (“Expiration Date”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.

You should carefully read all the terms and conditions of this Option Grant and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Option Grant.

If you are not willing to agree to all of the Option Grant terms and conditions, do not accept the Option Grant and do not click the ACCEPT button for the Option Grant Acknowledgment and Agreement.  If you do not accept the Option Grant, you will not receive the benefits of the Option Grant.

If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Option Grant.

Participant:

Grant Type:

Plan Name:  Cigna Long-Term Incentive Plan

Grant Date:

Grant Expiration Date:

Total Options Granted:

Option Price:  (USD)

Vesting Schedule

Options Granted	Vesting Date

You should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms by checking the appropriate box in the online grant acceptance process.  The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan Prospectus, Tax Considerations and Cigna’s Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Important Notice:  Option Grant Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

1.              Acknowledge and represent to Cigna that I have:

a.              received the Option Grant;

b.              read and understand its terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and  litigation cooperation and intellectual property assignment and assistance provisions; and

c.               received answers to any questions I had about the Option Grant and its terms and conditions, including the restrictive covenants.

2.              Understand and agree that:

a.              Delaware law governs the interpretation and construction of the Option Grant; and

b.              any controversy or proceeding arising out of or relating to the restrictive covenants in the Option Grant will be brought exclusively before a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction (collectively, “Delaware Courts”).

3.              Consent to Delaware Courts exercising personal jurisdiction over me in any dispute about the restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Option Grant.

TERMS AND CONDITIONS OF YOUR [Year] GRANT

OF A NONQUALIFIED STOCK OPTION

These Terms and Conditions are an important part of your grant of a nonqualified stock option (Option) from Cigna Corporation (Cigna).  The terms of your Option are in (a) the electronic Option Grant Agreement above, (b) these Terms and Conditions and (c) the applicable Plan provisions.

Certain words in this document with first letters capitalized are defined in the Option Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.                                      The Option

The Option gives you the right to buy a certain number of shares of Cigna Common Stock (Shares) during the Option Period (described in paragraph 2) at the Option Price.  Your Option Grant Agreement lists the number of Shares and your Option Price.  To buy the Shares at the Option Price, you must exercise the Option.

2.                                      Option Period; Vesting

(a)                               You can exercise the Option only during the Option Period.  The Option becomes exercisable, or “vests,” on the first day of the Option Period and expires on the last day of the Option Period.

(b)                               The Option Period for [   ] of the Shares starts on [   ]; for another [    ] of the Shares on [    ]; and for [    ] of the Shares on [   ].  This is the vesting schedule for the Option.

(c)                                The Option Period for all the Shares ends, and the Option will expire, the earlier of (1) 5:00 p.m. Philadelphia time on the Expiration Date or (2) upon your Termination of Employment as described under Early Expiration in paragraph 4.

3.                                    Early Vesting

The Option may vest earlier than the dates listed under paragraph 2(b) as described here.  If your Termination of Employment occurs before the Option vests under paragraph 2, the Option will vest on your Termination of Employment date, but only if your Termination of Employment is:

(a)                               Because of your death, Disability, Early Retirement or Retirement and you have not received or will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement); or

(b)                               Upon a Change of Control.

4.                                    Early Expiration upon Termination of Employment; Exceptions

(a)                               Upon your Termination of Employment (other than a Termination for Cause), the Option will expire on the earlier of the Expiration Date or ninety (90) days after your Termination of Employment date unless one of the exceptions described in paragraph 4(b) through (e) applies.

(b)                               If (1) your Termination of Employment is because of your death, Disability or Retirement, and (2) you will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement), then the Option will expire at 5:00 p.m. Philadelphia time on the Expiration Date.

(c)                                If your Termination of Employment is because of your Early Retirement, and you will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement), the Option will expire at 5:00 p.m. Philadelphia time on:

(1)                                 The earlier of the Expiration Date or the third anniversary of your Termination of Employment date; or

(2)                                 The Expiration Date if, within six months before your Termination of Employment date, you were an Executive Officer subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934 (“Executive Officer”).

(d)                                 If your Termination of Employment is Upon a Change of Control (of Cigna Corporation), the Option will expire on the earlier of the Expiration Date or ninety (90) days after your Termination of Employment date.

(e)                                  The Option will expire immediately upon your Termination for Cause.

5.                                      Exercising the Option; Tax Withholding

(a)                                 Cigna may limit your rights to exercise the Option and to sell any Shares you acquire by exercising the Option.  Your rights are subject to the terms of Cigna’s Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to exercise the Option or sell the Shares.  To comply with legal requirements, Cigna may restrict the method by which you exercise the Option.

(b)                                 If, because of limitations imposed by applicable law, you cannot exercise the Option before it expires, then the Option will not expire on the date described in paragraph 4.  Instead, the Option Period will be extended temporarily until the earlier of (1) ten business days after the first date on which the Option again becomes exercisable without the limitations or (2) 5:00 p.m. Philadelphia time on the Expiration Date.

(c)                                  To exercise all or part of the Option, you must (1) complete and submit any required Option exercise form or electronic exercise instructions and (2) pay the Option Price and any required tax withholding.

(d)                                 You may pay the Option Price with cash.  If you pay with cash, you must also pay any applicable withholding tax liability in cash before Shares will be deposited in your Stock Account or delivered to you.

(e)                                  If you are a Cigna company employee when you exercise the Option, you may pay the Option Price with Shares that are in your Stock Account if:

(1)                                 you first purchased the shares on the open market; or

(2)                                 at least six months have elapsed after the:

(A)                               grant date, if you received the shares as a grant of unrestricted Shares;

(B)                               vesting date, if you received them as a grant of Restricted Stock; or

(C)                               purchase date, if you bought them through a previous option exercise.

You will not be allowed to pay the Option Price with Shares if Cigna in its sole discretion determines that it would risk adverse tax or accounting consequences as a result. If you are not a Cigna company employee when you exercise the Option, or if your beneficiary or estate exercises the Option, the Option Price cannot be paid in shares of stock.

(f)                                   If you pay the Option Price in Shares:

(1)                                 You must exercise the Option for at least 50 Shares.

If there are not at least 50 Shares underlying the Option, you must exercise the Option for all the Shares.

(2)                                 You must pay any applicable tax-withholding obligation.

Cigna reserves the right to withhold from the Shares you purchase enough Shares to meet all or part of any applicable tax-withholding obligation.

If you are an Executive Officer when you exercise the Option, you may satisfy part of the withholding obligation by remitting to Cigna Shares you have owned for at least six months as of the date the withholding obligation arises.

(g)                                  You may pay the Option Price through a cashless exercise of the Option.  Cigna reserves the right to change the rules that apply to cashless exercises, or end your ability to do a cashless exercise, at any time.

6.                                      Book-Entry Shares

Cigna (or a custodian appointed by Cigna) will hold any Shares you, your beneficiary or estate acquire upon exercise of the Option in book-entry form in a Stock Account.  That is, a record of Share ownership will be kept electronically, and you will not risk losing any Share certificates.  A Share certificate will be issued to you only if you ask for one, but not if you have engaged in a Violation (described in paragraph 7(c)).

7.                                      Conditions of Grant

(a)                                 By accepting the grant, you are agreeing:

(1)                                 to the Inventions provision in paragraph 7(b); and

(2)                                 not to engage in any Violation described in paragraph 7(c)

You understand and agree that your agreement not to engage in any Violation and to the Inventions provision are a material part of the inducement for Cigna’s granting you the Option and essential pre-conditions to your eligibility to exercise any rights associated with the Option and retain any benefit from exercising the Option.

(b)                                 Inventions

(1)                                 You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions.  You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.

(2)                                 You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.

(3)                                 If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).

(4)                                 “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.

(5)                                 “Prior Inventions” means all inventions, original works of authorship, developments,

concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.

(c)                                  Violation

You will engage in a “Violation” if, directly or indirectly, you engage in any misconduct described in paragraph 7(c)(1) below or you break any of the “Promises” in paragraphs 7(c)(2) through (7) below:

(1)                                 Misconduct:

(A)                             You have a Termination of Employment initiated by a Cigna company because of your misconduct, as that term is defined in Cigna’s Code of Ethics, Standards of Conduct or other employment policies.

(B)                             You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination of Employment and that would, if you had still been employed at the time of the discovery, be reason for your Termination of Employment for misconduct, as described above.

(2)                                 Promise Not To Compete against Cigna Companies:

(A)                               If you are in Career Band 6 or higher on your Termination of Employment date:

You Promise not to become employed by, work as a consultant or independent contractor for, or in any way render services or assistance to any Cigna Competitor (defined in paragraph 7(c)(2)(C) below) at any time during the period that starts on the Grant Date and ends 12 months after your Termination of Employment.

You acknowledge and agree that:

(i)                                   Cigna’s business competes on a global basis;

(ii)                                Cigna’s sales and marketing plans are for continued expansion throughout the United States of America and globally;

(iii)                             You have had access to and received Confidential Information (described in paragraph 7(c)(5)(B) below); and

(iv)                            The time restrictions and global nature of this non-competition restriction are reasonable and necessary to protect Cigna’s business and Confidential Information.

(B)                               If you are in Career Band 5 or below on your Termination of Employment date:

You Promise not to become employed by, work as a consultant or independent contractor for, or in any way render services or assistance to any Cigna Competitor (defined in paragraph 7(c)(2)(C) below) at any time during the period that starts on the Grant Date and ends 12 months after your Termination of Employment, if that work is similar to, and within the same geographic area as, the work you performed, or for which you had responsibility, at any Cigna company at any time during the six-month period that ends on your Termination of Employment date.

For example:

(i)                                     If you are a sales employee and your sales territory at any time during your last six months of Cigna company employment is Pennsylvania, New Jersey, and New York, this paragraph 7(c)(2)(B) would apply to you only if you work in a sales position for a Cigna Competitor and only to the extent your new sales territory is Pennsylvania, New Jersey, and/or New York;

(ii)                                  If you are an underwriter with nationwide responsibilities at any time during your last six months of Cigna company employment, and you seek a job with a Cigna Competitor as an underwriter, the restrictions in paragraph 7(c)(2)(B) would be nationwide in scope; or

(iii)                               If you work in a particular division or segment of Cigna, you would not be permitted to work in a similar division or segment for a Cigna Competitor where the work you are expected to perform for the competitor is similar to the work you performed for any Cigna company.

You acknowledge and agree that you have had access to and received Confidential Information (described in paragraph 7(c)(5)(B) below) and the above time and geographic restrictions are reasonable and necessary to protect Cigna’s business and Confidential Information.

(C)                               “Cigna Competitor” means any business that competes directly or indirectly with any Cigna company’s product or service.

(D)                               The Promise in paragraph 7(c)(2) not to compete against Cigna companies after  Termination of Employment will not apply and Cigna will not enforce it with respect to Cigna company employment in California.

(3)                                 Promise Not To Solicit or Hire Cigna Company Employees:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you will not:

(i)                                   Solicit any employee of any Cigna company to terminate his/her employment with, or otherwise cease his/her relationship, contractual or otherwise, with that Cigna company; or

(ii)                                Hire any Cigna company employee.

(B)                               This paragraph 7(c)(3) will not apply to applications for employment submitted voluntarily by any Cigna employee, in response to a general advertisement or otherwise, so long as neither you, nor anyone acting on your behalf or in response to information provided by you, otherwise Solicits the employees to leave Cigna.

(C)                               To “Solicit” means to entice, encourage, persuade, or solicit, or to attempt to entice, encourage, persuade or solicit.

(4)                                 Promise Not To Solicit Cigna Company Customers:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you will not:

(i)                                     Solicit any Cigna company customer to end an existing relationship, contractual or otherwise, with that Cigna company;

(ii)                                  Solicit any Cigna company customer to reduce the volume of their business dealings with Cigna; or

(iii)                             Solicit any potential Cigna company customer to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving any Cigna company, if such business arrangements would compete in any way with any business that Cigna company has conducted, or has been planning to conduct, during the 12-month period ending on the date of the Violation.

(B)                               The Promise in paragraph 7(c)(4)(A) above applies only to a customer or potential customer with whom you had any Material Contact while employed by any Cigna company.  “Material Contact” means you:

(i)                                   Had business dealings with the customer on behalf of any Cigna company within the three-year period ending on the date of the Solicitation;

(ii)                                Were responsible for supervising or coordinating the dealings between any Cigna company and the customer or potential customer anytime during the three-year period ending on the date of the Solicitation; or

(iii)                             Obtained, at any time, trade secrets or confidential information about a customer or potential customer with whom you had contact as a result of your employment by any Cigna company.

(C)                               “Solicit” is defined in paragraph 7(c)(3)(C).

(D)                               The Promise in paragraph 7(c)(4) not to solicit Cigna company customers after  Termination of Employment will not apply and Cigna will not enforce it with respect to Cigna company employment in California unless the activity involves the use of Confidential Information.

(5)                                 Promise Not To Disclose Cigna Companies’ Confidential Information:

(A)                               You Promise not to disclose any Confidential Information to any third-party at any time, whether during or after your employment, without the prior written consent of Cigna (except to the extent required by an order of a court having competent jurisdiction or a properly issued subpoena) unless that Confidential Information was previously disclosed publicly by Cigna or has become public knowledge (other than by your disclosure). Nothing in this Confidentiality provision prohibits you or your counsel from initiating communications directly with, or responding to any inquiry from, or providing testimony before any self-regulatory organization or any state or federal regulatory authority. In the event that you are required to disclose Confidential Information pursuant to a subpoena or other law or regulation, you shall notify Cigna promptly upon learning that you have been subpoenaed or are otherwise required or compelled to divulge Confidential Information.

(B)                               “Confidential Information” means any Cigna company trade secrets, confidential information, or proprietary materials, including but not limited to customer lists, financial records, marketing plans and sales plans.

(6)                                 Promise to Cooperate With Cigna in Investigations or Litigation:

(A)                               You Promise that, at any time after your Termination of Employment, you will cooperate with Cigna in (i) all investigations of any kind, (ii) helping to prepare and review documents and meeting with Cigna attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency, or arbitration proceeding involving any Cigna company and with respect to which you have relevant information.

(B)                               Cigna agrees that it will reimburse you, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by you in connection with such assistance.  You must present to Cigna for reimbursement all receipts for those expenses within 45 days after you incur the expenses.

(7)                                 Promise to Assist with Patent and Copyright Registrations:

(A)                             You Promise that, during your Cigna company employment and after your Termination of Employment, you will assist Cigna companies, should they request and at Cigna’s expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:

(i)	disclosing to Cigna Companies all pertinent information and data; and

(ii)	executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.

(d)                                 (1)                                 If you were an Executive Officer at any time during the 24-month period before the date of the Violation, the People Resources Committee will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.

(2)                                 Otherwise, Cigna’s Senior Human Resources Officer, or his or her designee, will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.

(3)                                 Determinations of the People Resources Committee, Cigna’s Senior Human Resources Officer, or his or her designee, will be final and binding on all parties.

8.                                      Consequences of a Violation: Payment to Cigna

Important: This paragraph 8 is not Cigna’s only remedy for a Violation.  Cigna may seek any additional legal or equitable remedy, including an injunction described in paragraph 9, for a Violation.

(a)                                 If you engage in any Violation at any time, Cigna will cancel any part of the Option you have not yet exercised.

(b)                                 You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:

(1)                                 You engage in a Violation described in paragraph 7(c)(2) (compete against Cigna), 7(c)(3) (Solicit or hire Cigna employees) or 7(c)(4) (Solicit Cigna customers), either while you are a Cigna company employee or within 12 months after your Termination of Employment; or

(2)                                 You engage in a Violation described in paragraph 7(c)(1) (misconduct), 7(c)(5) (disclose Confidential Information), 7(c)(6) (fail to cooperate), or 7(c)(7) (fail to assist) at any time.

(c)                                  The Payment requirement applies only to the part of the Option, if any, that you exercise within the 24-month period ending on the date of the Violation.  “Payment” means the amount equal to:

(1)                                 the number of Shares you acquire when you exercise the Option;

multiplied by

(2)                                 the excess of (A) the Fair Market Value on the date you exercise the Option over (B) the Option Price;

plus

(3)                                 the total amount of all dividends, if any, paid on those Shares through the date of the Payment.

(d)                                 Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:

(1)                                 If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.

(2)                                 Cigna will, to the extent permitted by applicable law, reduce:

(A)                             The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by

(B)                             The Payment amount.

This reduction will not occur until the date a future payment to you is due.

(3)                                 Cigna will send you a written notice and demand for all or part of any Payment amount.  Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

9.                                      Consequences of a Violation: Injunction

You agree that:

(a)                                 Cigna will be entitled to ask a court of competent jurisdiction to issue an order (an injunction) that requires you to take action and/or that prohibits you from taking action, as needed to ensure that you keep all of the Promises described in paragraph 7(c)(2) through (7), and Cigna will not be required to post a bond in order to seek or obtain the injunction;

(b)                                 Any breach or threatened breach of any of the Promises would cause irreparable injury to Cigna, and monetary damages alone would not provide an adequate remedy; and

(c)                                  The remedies described in paragraph 9(a) are in addition to any other rights and remedies Cigna may have at law or in equity.

10.                               Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions

You agree that:

(a)                                 If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(7)(A); then

(b)                                 You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.

11.                               Agreeing to Assume Risks

Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to exercise the Option, sell the Shares or deliver stock certificates.  By accepting this Option grant:

(a)                                 You acknowledge that the action you request may not be completed until several days (or in the case of delivery of stock certificates, several weeks) after you submit it.

(b)                                 You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 11(a):

(1)	Between the time you submit an Option exercise form and the time your Option is actually exercised;

(2)	Between the time you ask for any Shares to be sold and the time your Shares are actually sold; and

(3)	Between the time you ask for stock certificates to be delivered to you or your broker and the time the certificates are delivered.

12.                               Applicable Law

You understand and agree that:

(a)                                 The terms and conditions of this Option grant (including any Violation and the consequences of any Violation) and all determinations made under the Option Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule;

(b)                                 Any dispute about any of the Promises (described in paragraph 7(c)), if not resolved by agreement between you and Cigna, will be resolved exclusively in a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Delaware Courts”);

(c)                                  Delaware is a convenient forum for resolving any dispute about the Promises; and

(d)                                 You and Cigna consent to the exercise of personal jurisdiction over the parties by a Delaware Court in any dispute related to the Promises.

13.                               Arbitration

You agree and understand that:

(a)                                 Except as provided in paragraph 12, any dispute over any of the terms and conditions that apply to this Option grant will be resolved exclusively under the Cigna Employment Dispute Arbitration Policy and its Rules and Procedures as may be in effect when the dispute arises;

(b)                                 You are waiving your right to have those disputes decided by a judge or jury in a court of law, and instead you are agreeing to submit those disputes exclusively to mandatory and binding final arbitration;

(c)                                  While you or Cigna may seek emergency, temporary or permanent injunctive relief from a court in accordance with applicable law, after the court has issued a decision about that relief, you and Cigna will submit the dispute to final and binding arbitration under the Cigna Employment Dispute Arbitration Policy; and

(d)                                 This arbitration provision will not apply to any dispute related to the Promises.

14.                               Miscellaneous

(a)                                 If a court of competent jurisdiction determines that any provision of these Terms and Conditions is unenforceable as written, that provision will be enforceable to the maximum extent permitted by law and will be reformed by the court to make the provision enforceable in accordance with Cigna’s intent and applicable law.

(b)                                 Cigna’s failure to enforce any provision of this Option grant will not be interpreted as a waiver of its right to enforce that provision in the future.

15.                               Acceptance

If you disagree with any of these Terms and Conditions, including those in paragraphs 7, 8 9, and 10, YOU MUST NOT ACCEPT THE OPTION GRANT.  If you sign the Option grant, or acknowledge your acceptance electronically or otherwise, you will be:

(a)                                 Agreeing to all the terms and conditions of the Option grant including the Inventions provision in paragraph 7(b) and the Promises in paragraph 7(c);

(b)                                 Warranting and representing to Cigna that you are, and will remain, in full compliance with those terms and conditions;

(c)                                  Authorizing Cigna to recover the Payment described in paragraph 8 and seek an injunction described in paragraph 9, if you engage in a Violation; and

(d)                                 Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 10.

[Year] Option Grant Agreement including Terms and Conditions